EXHIBIT 5.1

300 Spectrum Center Drive, Suite 300

Irvine, California 92618

Telephone No. (949) 484-5667 • Facsimile No. (949) 209-2545

www.craigbutlerlaw.com

cbutler@craigbutlerlaw.com

October 27, 2021

Gofba, Inc.

3281 East Guasti Road, Suite 700

Ontario, CA 91761

Re:

Gofba, Inc. Post-Effective Amendment No. 2 to Registration Statement on Form S-1 for an offering by the Company of 2,000,000 shares of common stock and the offering by certain of the Company’s shareholders of 4,986,620 shares of common stock

Dear Ladies and Gentlemen:

I have acted as counsel to Gofba, Inc., a California corporation (the “Company”), in connection with the Company’s Post-Effective Amendment No. 2 to Registration Statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration of an aggregate of 6,986,620 shares of the Company’s common stock (the “Shares”), of which up to 2,000,000 of the Shares will be issued and sold by the Company, and the remaining 4,986,620 of the Shares will be sold by certain of the Company’s shareholders listed in the Registration Statement (the “Selling Stockholders”).

I have reviewed the Registration Statement, including the prospectus (the “Prospectus”) that is a part of the Registration Statement. The Registration Statement registers sale of up to 2,000,000 of the Shares by the Company and the resale of up to 4,986,620 of the Shares by the Selling Stockholders.

In connection with this opinion, I have reviewed originals or copies (certified or otherwise identified to my satisfaction) of the Company’s Articles of Incorporation, the Company’s Bylaws, resolutions adopted by the Company’s Board of Directors, the Registration Statement, the exhibits to the Registration Statement, and such other records, documents, statutes and decisions, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant in rendering this opinion.

In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

Gofba, Inc.

October 27, 2021

I am counsel admitted to practice in the in the State of California.

The opinions expressed below are limited to the laws of the State of California (including the applicable provisions of the California Constitution applicable judicial and regulatory decisions interpreting these laws and applicable rules and regulations underlying these laws) and the federal laws of the United States.

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that (i) the Shares to be issued and sold by the Company have been duly authorized for issuance and, when such Shares are issued and paid for in accordance with the terms and conditions of the prospectus contained in the Registration Statement, such Shares will be validly issued, fully paid and nonassessable, and (ii) the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and nonassessable.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K. I consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Interest of Named Experts and Counsel” in the prospectus which is part of the Registration Statement. In giving this consent, I do not thereby admit that this firm within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

Sincerely,

Law Offices of Craig V. Butler

By:	/s/ Craig V. Butler, Esq.
Craig V. Butler, Esq.